Exhibit 10.32

SETTLEMENT AGREEMENT

I.                                         PARTIES

This Settlement Agreement (“Agreement”) is entered into by and among the United States of America, acting through the United States Department of Justice and on behalf of the Office of Inspector General (“OIG-HHS”) of the Department of Health and Human Services (“HHS”) (collectively, the “United States”); and Biovail Corporation (“Biovail”), through their authorized representatives. Collectively, all of the above shall be referred to as “the Parties.”

II.                                     PREAMBLE

As a preamble to this Agreement, the Parties agree to the following:

A.                                   Biovail is a Canadian company with headquarters in Mississauga, Ontario that distributes drugs.

B.                                     Biovail Pharmaceuticals LLC is a limited liability company. Biovail Pharmaceuticals LLC was formerly known as Biovail Pharmaceuticals, Inc with headquarters in Bridgewater, New Jersey. Biovail Pharmaceuticals LLC and Biovail Pharmaceuticals, Inc. shall be referred to throughout the remainder of this Agreement as “BPI”.

C.                                     The United States contends that Biovail submitted or caused to be submitted claims for payment to the Medicaid Program (Medicaid), Title XIX of the Social Security Act, 42 U.S.C. § 1396-1396v.

D.                                    The United States contends that it has certain civil claims, as specified in Paragraph 2 below, against Biovail for engaging in the following conduct during the period from January 1, 2003 through December 31, 2004 (hereinafter the conduct described in this paragraph and subparagraphs (1) - (2) below will be referred to as the “Covered Conduct”):

(1)                                 Biovail through BPI engaged in program known as the PLACE program whereby it paid physicians and other medical prescribers in order to induce them to write prescriptions for the Biovail drug Cardizem, L.A., and thereby caused false and/or fraudulent claims for payment for Cardizem, L.A. to be submitted to federal health care programs.

(2)                                 Through the PLACE program, BPI and Biovail and others conspired to and did knowingly and willfully make payments to induce another party to recommend purchasing or ordering the drug Cardizem, L.A. in violation of 42 U.S.C. § 1320a- 7b(b)(2)(B).

E.                                      The United States also contends that it has certain administrative claims against Biovail for engaging in the Covered Conduct.

F.                                      On or before September 15, 2009, or such other date as may be determined by the Court, BPI has agreed to enter a plea of guilty pursuant to Fed. R. Crim. P. 11(c)(1)(C) (the “Plea Agreement”) to an Information to be filed in the District of Massachusetts (the “Criminal Action”) that will allege violations of 18 U.S.C. § 371 and 42 U.S.C. § 1320a- 7b(b)(2)(B).

G.                                     This Agreement is neither an admission of liability by Biovail (with the exception of such admissions as BPI makes in connection with its guilty plea referenced in Preamble Paragraph F above and accepted by the Court), nor a concession by the United States that its claims are not well founded;

H.                                    To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, the Parties reach a full and final settlement pursuant to the Terms and Conditions below.

III.                                 TERMS AND CONDITIONS

1.                                       Biovail agrees to pay to the United States two million, four hundred and four thousand, two hundred and eighty-six dollars ($2,404,286) plus interest at the Medicare Trust Fund Rate in effect on May 1, 2008 from May 1, 2008 until the date of payment (the “Settlement Amount”). This sum shall constitute a debt immediately due and owing to the

United States upon the satisfaction of the conditions of payment set forth in this paragraph.  This debt is to be discharged by payment of the Settlement Amount by electronic funds transfer pursuant to written instructions to be provided by the United States Attorney’s Office for the District of Massachusetts. Biovail agrees to make this electronic funds transfer no later than seven business days following the latest of the dates on which the following occurs: (1) this Agreement is fully executed by the Parties and delivered to Biovail’s attorneys; or (2) the date on which the Court accepts a Fed. R. Crim. P. 11(c)(1)(C) guilty plea as described in Preamble F in connection with the Criminal Action and imposes the agreed upon sentence.

If BPI’s agreed-upon guilty plea pursuant to Fed. R. Crim. P. 11(c)(1)(C) in the Criminal Action described in Preamble Paragraph F is not accepted by the Court or the Court does not impose the agreed-upon-sentence for whatever reason, this Agreement shall be null and void at the option of either the United States or Biovail. Whether the United States or Biovail exercises this option, which option shall be exercised by notifying all parties, through counsel, in writing within five(5) business days of the Court’s decision, the Parties will not object and this Agreement will be rescinded. If this Agreement is rescinded, Biovail and its subsidiary BPI, will not plead, argue or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel or similar theories, to any civil or administrative claims, actions or proceedings arising from the Covered Conduct that are brought by the United States within 90 calendar days of rescission.

2.                                       Subject to the exceptions in Paragraph 4 below, in consideration of the obligations of Biovail set forth in this Agreement, conditioned upon Biovail’s full payment of the Settlement Amount, and subject to Paragraph 12 below(concerning bankruptcy proceedings commenced, within 91 days of the effective date of this Agreement), the United States (on behalf of itself, its officers, agents, agencies, and departments) agrees to release Biovail, together with its current and former divisions, parents, direct and indirect subsidiaries, successors and assigns and their current and former directors, officers and employees, from any civil or administrative monetary claim the United States has or may have under the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; the Program Fraud Civil-

Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of payment by mistake, unjust enrichment, and fraud for the Covered Conduct.

3.                                       In consideration of the obligations of Biovail set forth in this Agreement and the Corporate Integrity Agreement (CIA) entered into between OIG-HHS and Biovail, conditioned upon Biovail’s full payment of the Settlement Amount, and subject to Paragraph 12, below (concerning bankruptcy proceedings commenced within 91 days of the effective date of this Agreement), OIG-HHS agrees to release and refrain-from instituting, directing or maintaining any administrative action seeking exclusion from the Medicare, Medicaid, or other Federal health care programs (as defined in 42 U.S.C. § 1320a-7b(f)) against Biovail under 42 U.S.C. § 1320a-7a (Civil Monetary Penalties Law), or 42 U.S.C. § 1320a-7(b)(7) (permissive exclusion for fraud, kickbacks, and other prohibited activities), for the Covered Conduct, except as reserved in Paragraph 4, below, and as reserved in this Paragraph. The OIG-HHS expressly reserves all rights to comply with any statutory obligations to exclude Biovail from the Medicare, Medicaid, and other Federal health care programs under 42 U.S.C. § 1320a-7(a)(mandatory exclusion) based upon the Covered Conduct. Nothing in this Paragraph precludes the OIG-HHS from taking action against other entities or persons, or for conduct and practices, for which claims have been reserved in Paragraph 4, below.

4.                                       Notwithstanding any term of this Agreement, specifically reserved and excluded from the scope and terms of this Agreement as to any entity or person (including Biovail) are the following:

(a)                                  Any, civil, criminal or administrative liability arising under Title 26 of the United States Code (Internal Revenue Code);

(b)                                 Any criminal liability;

(c)                                  Except as explicitly stated in this Agreement any administrative liability, including mandatory exclusion from Federal health care programs;

(d)                                 Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

(e)                                  Any liability based upon such obligations as are created by this Agreement;

(f)                                    Any liability for express or implied warranty claims or other claims for defective or deficient products or services, including quality of goods and services;

(g)                                 Any liability for personal injury or; property damage or for other consequential damages arising from the Covered Conduct;

(h)                                 Any liability for failure to deliver items or services due; or

(i)                                     Any liability of individuals (including current or former directors, officers, employees or agents of Biovail) who have received or receive written notification that they are the target of a criminal investigation, are criminally indicted or charged, or are convicted, or who have entered into or in the future enter into a statute of limitations waiver or tolling agreement with the United States relating to the Covered Conduct.

5.                                       Biovail waives and shall not assert any defenses Biovail may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this Paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

6.                                       Biovail fully and finally releases the United States, its agencies, employees, servants, and agents from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) which Biovail has asserted, could have asserted, or may assert in the future against the United States, its agencies, employees, servants, and agents, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

7.                                       The Settlement Amount will not be decreased as a result of the denial of claims for payment now being withheld from payment by any government entity, Medicare carrier or intermediary or any State payer, related to the Covered Conduct; and Biovail agrees not to resubmit to any government entity, Medicare carrier or intermediary or any State payer any previously denied claims related to the Covered Conduct, and agrees not to appeal any such denials of claims.

8.                                       Biovail agrees to the following:

(a)                                  Unallowable Costs Defined:  that all costs (as defined in the Federal Acquisition Regulations (FAR) § 31.205-47 and in Titles XVIII and XIX of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh and 1396-1396v, and the regulations and official program directives promulgated thereunder) incurred by or on behalf of Biovail, its present or former officers, directors, employees, shareholders, and agents in connection with the following shall be “Unallowable Costs” on Government contracts and under the Medicare Program, Medicaid Program, TRICARE Program, and Federal Employees Health Benefits Program (“FEHBP”):

(1)                                  the matters covered by this Agreement and any related Plea Agreement,

(2)                                  the United States’ audit(s) and civil and any criminal investigation(s) of the matters covered by this Agreement,

(3)                                  Biovail’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil and any criminal investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees),

(4)                                  the negotiation and performance of this Agreement and any Plea Agreement,

(5)                                  the payment Biovail makes to the United States pursuant to this Agreement, including any costs and attorneys fees, and

(6)                                  the negotiation of, and obligations undertaken pursuant to the CIA to;

(i)                                     retain an independent review organization to perform annual reviews as described in Section III of the CIA; and

(ii)                                  prepare and submit reports to the OIG-HHS. However, nothing in this paragraph 8(a)(6) that may apply to the obligations undertaken pursuant to the CIA affects the status of costs that are not allowable based on any other authority applicable to Biovail.

(b)                                 Future Treatment of Unallowable Costs:  These Unallowable Costs shall be separately determined and accounted for by Biovail, and Biovail shall not charge such Unallowable Costs directly or indirectly to any contracts with the United States or any State Medicaid Program, or seek payment for such Unallowable Costs through any cost report, cost statement, information statement, or payment request submitted by Biovail or any of its subsidiaries to the Medicare, Medicaid, TRICARE, or FEHBP Programs.

(c)                                  Treatment of Unallowable Costs Previously Submitted for Payment:  Biovail further agrees that within 90 days of the effective date of this Agreement it will identify to applicable Medicare and TRICARE fiscal intermediaries, carriers, and/or contractors, and Medicaid, and FEHBP fiscal agents, any Unallowable Costs (as defined in this Paragraph) included in payments previously sought from the United States, or any State Medicaid Program, if any, including, but not limited to, payments sought in any cost reports, cost statements, information reports, or payment requests already submitted by Biovail or any of its subsidiaries or affiliates, and will request, and agree that such cost reports, cost statements, information reports, or payment requests, even if already settled, be adjusted to account for the effect of the inclusion of the Unallowable Costs. Biovail agrees that the United States, at a minimum, will be entitled to recoup from Biovail any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted cost reports, information reports, cost statements, or requests for payment.

Any payments due after the adjustments have been made shall be paid to the United States pursuant to the direction of the Department of Justice, and/or the affected agencies. The United States reserves its rights to disagree with any calculations submitted by Biovail or any of its subsidiaries on the effect of inclusion of Unallowable Costs (as defined in this Paragraph) on Biovail or any of its subsidiaries’ cost reports, cost statements, or information reports. Nothing in this Agreement shall constitute a waiver of the rights of the United States to examine or reexamine the Unallowable Costs described in this Paragraph.

9.                                       Except as otherwise expressly stated, this Agreement is intended to be for the benefit of the Parties only. The Parties do not release any claims against any other person or entity, except to the extent provided for in Paragraph 2, 6 and 10 of this Agreement.

10.                                 Biovail agrees that it waives and shall not seek payment for any of the health care billings covered by this Agreement from any health care beneficiaries or their parents, sponsors, legally responsible individuals, or third party payors based upon the claims defined as Covered Conduct.

11.                                 Biovail warrants that it has reviewed its financial situation and that it currently is solvent within the meaning of 11 U.S.C. §§ 547(b)(3) and 548(a)(1)(B)(ii)(I), and will remain solvent following its payment to the United States of the Settlement Amount. Further, the Parties warrant that, in evaluating whether to execute this Agreement, they (a) have intended that the mutual promises, covenants, and obligations set forth constitute a contemporaneous exchange for new value given to Biovail, within the meaning of 11 U.S.C. § 547(c)(1); and (b) conclude that these mutual promises, covenants, and obligations do in fact, constitute such a contemporaneous exchange. Further, the Parties warrant that the mutual promises, covenants, and obligations set forth herein are intended to and do, in fact, represent a reasonably equivalent exchange of value which is not intended to hinder, delay, or defraud any entity to which Biovail was or became indebted, on or after the date of this transfer, all within the meaning of I 1 U.S.C. § 548(a)(1).

12.                                 If, within 91 days of the effective date of this Agreement, Biovail commences, or a third party commences, any case, proceeding, or other action under any law relating to bankruptcy, insolvency, reorganization, or relief of debtors, (a) seeking to have any order for relief of Biovail’s debts, or seeking to adjudicate Biovail as bankrupt or insolvent; or (b) seeking appointment of a receiver, trustee, custodian, or other similar official for Biovail or for all or any substantial part of Biovail’s assets, Biovail agrees as follows:

(a)                                  Biovail’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. §§ 547 or 548, and Biovail will not argue or otherwise take the position in any such case, proceeding, or action that: (I) Biovail’s obligations under this Agreement may be avoided under 11 U.S.C. §§ 547 or 548; (ii) Biovail was insolvent at the time this Agreement was entered into, or became insolvent as a result of the payment made to the United States hereunder; or (iii) the mutual promises, covenants, and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Biovail.

(b)                                 If Biovail’s obligations, under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under the Bankruptcy Code, the United States, at its sole option, may rescind the releases in this Agreement, and bring any civil and/or administrative claim, action, or proceeding against Biovail for the claims that would otherwise be covered by the releases provided in Paragraphs 2-3, above. Biovail, agrees that (i) any such claims, actions, or proceedings brought by the United States (including any proceedings to exclude Biovail from participation in Medicare, Medicaid, or other Federal healthcare programs) are not subject to an “automatic stay” pursuant to 11 U.S.C. Section 362(a) as a result of the action, case, or proceeding described in the first clause of this Paragraph, and that Biovail will not argue or otherwise contend that the United States’ claims, actions, or proceedings are subject to an automatic stay; (ii) that Biovail will not plead, argue, or otherwise raise any defenses under the theories of statute of limitations, laches, estoppel, or similar theories, to any such civil or administrative claims, actions, or proceeding which are brought by the United States within 90 calendar days of written notification to Biovail that the releases herein have been rescinded pursuant to this Paragraph, except to the extent such defenses were available on August 20, 2004; and (iii) the United States has a valid claim against Biovail in the amount of $2,404,286 plus applicable penalties under the False Claims Act and the United States may pursue its claim in the case; action, or proceeding referenced in the first clause of this Paragraph, as well as in any other case, action, or proceeding.

(c)                                  Biovail acknowledges that its agreements in this Paragraph are provided in exchange for valuable consideration provided in this Agreement.

13.                                 Biovail represents that Rolf Reininghaus has resigned as an officer, director or employee of Biovail. Biovail agrees that it will not employ or otherwise permit Rolf Reininghaus, directly or indirectly, to provide any services to or have any affiliation with Biovail.

14.                                 Each Party to this Agreement will bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

15.                                 Biovail represents that this Agreement is freely and voluntarily entered into without any degree of duress or compulsion whatsoever.

16.                                 This Agreement is governed by the laws of the United States. The Parties agree that the exclusive jurisdiction and venue for any dispute arising between and among the Parties under this Agreement will be the United States District Court for the District of Massachusetts, except that disputes arising under the CIA shall be resolved exclusively under the dispute resolution provisions in the CIA.

17.                                 This Agreement and the Plea Agreement referenced in Preamble F constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

18.                                 The individuals signing this Agreement on behalf of Biovail represent and warrant that they are authorized by Biovail to execute this Agreement. The United States signatories represent that they are signing this Agreement in their official capacities and that they are authorized to execute this Agreement.

20.                                 This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same agreement.

21.                                 This Agreement is binding on Biovail’s successors, transferees, heirs, and assigns.

22.                                 All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public.

23.                                 This Agreement is effective on the date of signature of the last signatory to the Agreement. Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

24.                                 For purposes of construction, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

THE UNITED STATES OF AMERICA

DATED:	September 14, 2009	BY:	/s/ Sara Miron Bloom
Sara Miron Bloom
Assistant United States Attorney
District of Massachusetts

DATED:	9/11/09	BY:	/s/ Gregory E. Demske
Gregory E. Demske
Assistant Inspector General for Legal Affairs
Office of Counsel to the Inspector General United States Department of Health and Human Services

Biovail Corporation — DEFENDANT

DATED:	September 11, 2009	BY:	/s/ Jennifer Tindale
Jennifer Tindale
Vice President, Associate General Counsel

DATED:	9/11/09	BY:	/s/ Geoffery Hobart
Geoffrey Hobart
Counsel for Biovail Corporation